Exhibit 5.1
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304-1050
Tel (650) 493-9300 Fax (650) 845-5000
January 9, 2006
SonicWALL, Inc.
1143 Borregas Avenue
Sunnyvale, CA 94089
          Re: Registration Statement on Form S-8
Ladies and Gentlemen:
          We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by SonicWALL, Inc., a California corporation (the “Company” or “you”), with the Securities and Exchange Commission on or about January 13, 2006, in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of 2,601,046 shares of your Common Stock (the “Plan Shares”) reserved for issuance under the 1998 Stock Option Plan (the “Plan”). As your legal counsel, we have examined the proceedings taken and proposed to be taken in connection with the issuance, sale and payment of consideration for the Plan Shares to be issued under the Plan.
          It is our opinion that, when issued and sold in compliance with the applicable prospectus delivery requirements and in the manner referred to in the Plan and pursuant to the agreements that accompany the Plan, and upon completion of the actions being taken or proposed to be taken to permit such transactions to be carried out in accordance with the securities laws of the various states where required, the Plan Shares, when issued and sold in the manner described under the Plan and the agreements that accompany the Plan, will be legally and validly issued, fully paid and non-assessable.
          We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any Prospectus constituting a part thereof, and any amendments or supplements thereto.
Very truly yours,
WILSON SONSINI GOODRICH & ROSATI
Professional Corporation
/s/ Wilson Sonsini Goodrich & Rosati